EXHIBIT 99.1

International Aluminum Corporation Announces Results For Quarter and Fiscal Year, Declares Dividend and Other Comments

MONTEREY PARK, Calif., August 23, 2004:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and fiscal year ended June 30, 2004 as follows:

	Quarter Ended June 30
	2004	2003
Net sales	$59,316,000	$49,973,000

Income from continuing operations	$2,574,000	$1,546,000
Income (loss) from discontinued operations	—	(1,085,000)
Net income	$2,574,000	$461,000

Basic and diluted EPS:
Continuing operations	$.61	$.36
Discontinued operations	—	(.25)
Total	$.61	$.11

	Fiscal Year Ended June 30
	2004	2003
Net sales	$213,034,000	$192,549,000

Income from continuing operations	$6,529,000	$4,426,000
Income (loss) from discontinued operations	129,000	(1,697,000)
Net income	$6,658,000	$2,729,000

Basic and diluted EPS:
Continuing operations	$1.54	$1.04
Discontinued operations	.03	(.40)
Total	$1.57	$.64

The Company also reported that at a Regular Meeting of the Board of Directors held August 19th, the Company declared a regular quarterly cash dividend of $0.30 per share payable October 11, 2004 to shareholders of record as of September 20, 2004.

C. C. Vanderstar, Chairman and CEO of IAL commented:  “We are pleased with the progress made in increasing our customer base and our improved operating performance, particularly in light of the unsettled economic conditions which currently prevail.  Over the last several months, with the assistance of our financial advisor, The Seidler Companies, we have been exploring potential avenues to maximize shareholder value, including the possible sale of the Company.  These efforts have not generated an offer or expression of interest that, in the opinion of IAL’s Board of Directors, fairly values the Company. While we will continue our efforts to enhance shareholder value and remain open to reasonable offers, the Company’s focus will be on continued improvement in our operating performance and increasing market share.”

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670